UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 20, 2025

WORKDAY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35680	20-2480422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6110 Stoneridge Mall Road
Pleasanton, California 94588
(Address of principal executive offices)

Registrant’s telephone number, including area code: (925) 951-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	WDAY	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2025, the Board of Directors (the “Board”) of Workday, Inc. (“Workday”) appointed Gerrit Kazmaier as President, Product and Technology of Workday, effective March 10, 2025 (the “Effective Date”). Mr. Kazmaier will be responsible for leading Workday’s innovation strategy and product and technology organization.

Mr. Kazmaier, 41, has served as the Vice President and General Manager of Data & Analytics at Google Cloud since April 2021, and is expected to serve until March 2025. Prior to joining Google, Mr. Kazmaier spent over 11 years at SAP, most recently as president of the HANA & Analytics team at SAP in Germany where he led the global Product, Solution & Engineering teams for Databases, Data Management, Data Warehousing, and Analytics. Mr. Kazmaier received a diploma in Business Informatics from the University of Applied Science Constance in Germany.

In connection with his appointment as President, Product and Technology, pursuant to the terms of an offer letter dated February 24, 2025, between Mr. Kazmaier and Workday (the “Offer Letter”), Mr. Kazmaier will receive an annual base salary of $700,000, a one-time signing bonus of $1,000,000 payable in two installments, and will be eligible to participate in the Workday cash incentive plan with a 60% target bonus. Pursuant to the Offer Letter, in accordance with Workday’s standard grant practices, Mr. Kazmaier will be granted an equity award consisting of restricted stock units with a grant date value of approximately $18,000,000 (the “RSU Award”) and an additional equity award consisting of restricted stock units with a grant date value of approximately $12,000,000 (the “Sign-On Award”). The RSU Award will be subject to a vesting term of four years with one-fourth of the total shares subject to the RSU Award vesting on the first anniversary of the vesting start date and the balance of the award vesting in equal quarterly installments over the following three years. The Sign-On Award will be subject to a vesting term of two years with one-eighth of the total shares subject to the Sign-On Award vesting three months from the vesting start date and the balance of the award vesting in equal quarterly installments thereafter. Vesting is subject to Mr. Kazmaier’s continuous service with Workday. He will not be eligible for additional equity awards until April 2026. Mr. Kazmaier will participate in Workday’s Executive Severance and Change in Control Policy, as amended. The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is filed hereto as Exhibit 10.1.

There are no arrangements or understandings between Mr. Kazmaier and any other persons pursuant to which he was selected as an officer, he has no family relationships with any of Workday’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Kazmaier is expected to enter into Workday’s standard form of indemnity agreement filed as Exhibit 10.1 to Workday’s Registration Statement on Form S-1 (File No. 333-183640) filed with the SEC on August 30, 2012.

In connection with the appointment of Mr. Kazmaier, Sayan Chakraborty will retire from his role at Workday as President, Product and Technology, effective as of the Effective Date. Thereafter, Mr. Chakraborty has agreed to continue to serve Workday full-time as an advisor through June 2, 2025, assisting in the transition of his duties (the “Transition Period”). Through the Transition Period, Mr. Chakraborty will continue to receive his current cash compensation and his previously granted equity awards will continue to vest in accordance with their terms. Mr. Chakraborty is expected to enter into a consulting agreement with Workday pursuant to which he will continue to provide advisory services to Workday from the conclusion of the Transition Period through December 2, 2025, during which time his previously granted equity awards will continue to vest in accordance with their terms.

Item 7.01 – Regulation FD Disclosure

A copy of the press release announcing Mr. Kazmaier’s appointment and Mr. Chakraborty’s retirement from Workday is attached hereto as Exhibit 99.1. The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Offer Letter between Gerrit Kazmaier and Workday, Inc. dated February 24, 2025
99.1	Press release dated February 25, 2025
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 25, 2025

Workday, Inc.
/s/ Richard H. Sauer
Richard H. Sauer
Chief Legal Officer, Head of Corporate Affairs, and Corporate Secretary